EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS FIRST QUARTER LOSS

War, combined with higher fuel and security costs, degrades financial performance

HOUSTON, April 15, 2003 -- Continental Airlines (NYSE: CAL) today reported a first quarter net loss of $221 million ($3.38 diluted loss per share) including a previously announced after-tax special charge of $41 million ($.63 diluted loss per share) primarily related to the reduced market value of its MD-80 fleet and spare parts associated with grounded aircraft. The First Call estimate for the quarter was $2.80 loss per share, or $3.43 loss per share when adjusted for the special charge.

First quarter results were significantly impacted by the war in Iraq and its effect on fuel prices. Fuel prices were 63.7% higher, year over year, resulting in approximately $135 million of additional fuel expense.

"In spite of the convergence of a war, domestic terrorism, SARS, a poor economy and high fuel prices, coupled with one of the highest tax burdens of any industry, we're going to make it across the finish line," said Gordon Bethune, Chairman and CEO. "Our strength is the unwavering integrity and professionalism of our employees and our product."

First Quarter Revenue and Capacity Results

First quarter passenger revenue was $1.9 billion, unchanged from the same period last year. The airline's first quarter mainline jet capacity increased 0.7 percent compared to the first three months of 2002. Continental's mainline jet load factor in the first quarter of 2003 decreased 4.4 points to 69.6 percent, compared to the same period in 2002.

Continental outperformed the industry in cargo growth during the quarter, and the airline provided the U.S. military with capacity that exceeded its Civil Reserve Air Fleet (CRAF) commitment. These factors helped to drive a 40.5 percent increase in "Cargo, mail and other" revenue.

In March, in response to lower demand as a result of the war in Iraq and the outbreak of SARS, Continental reduced capacity on certain trans-Atlantic and Pacific routes and decreased capacity in its summer schedule by an additional two percent.

Continental maintained its domestic length-of-haul adjusted yield and revenue per available seat mile (RASM) premiums to the industry in spite of a decline in mainline jet RASM of 3.6 percent. Period to period comparisons of passenger revenue, RASM and available seat miles (ASMs) by geographic region for the company's mainline jet operations and Continental Express are shown below:

Increase (Decrease) in First Quarter 2003 vs. First Quarter 2002

	Passenger Revenue	RASM	ASMs
Domestic	(5.1)%	(0.6)%	(4.5)%
Latin America	(2.3)%	(5.6)%	3.5%
Trans-Atlantic	7.6%	(6.6)%	15.2%
Pacific	(3.0)%	(10.4)%	8.3%
Total Mainline Jet Ops	(3.0)%	(3.6)%	0.7%

Continental Express	23.8%	(0.2)%	24.1%

Operational Results

For the first three months of 2003, Continental reported a mainline jet on-time arrival rate of 82.1 percent and a completion factor of 98.8 percent, despite severe weather across Continental's system including the winter storm that paralyzed the northeastern U.S. over Presidents Day weekend. For the quarter, Continental reported 22 days without a single flight cancellation.

"Our employees did an outstanding job of keeping the airline running smoothly throughout the very tough winter weather we faced," said Larry Kellner, president and chief operating officer. "We expect to perform at optimum service levels throughout the busy summer season."

Just prior to the start of the war in Iraq, Continental implemented a Flexible Travel Policy that allows customers ticketed through May 18 to make a one-time change to their travel plans without incurring a change fee.

Continental implemented internet check-in for eTicketed customers traveling throughout the United States. The new service offered at continental.com allows customers without checked luggage to check in and obtain a boarding pass at their home or office and proceed directly to security at the airport.

In March, the U.S. Department of Transportation (DOT) completed its review of the marketing agreement among Continental, Delta and Northwest. The marketing agreement, when implemented, will bring consumers increased service levels and broader choices of destinations.

Continental recently began interline electronic ticketing with Delta and US Airways, allowing customers to use a single electronic ticket when their itineraries include travel on Continental and either of the two carriers. Delta and US Airways join the growing list of successful interline electronic ticketing agreements Continental has with Northwest, American, United, Alaska, Aloha and America West.

Continental began daily nonstop service between New York and Geneva on March 6. The new flight is the only nonstop service between the airline's New York hub at Newark Liberty International Airport and Geneva, headquarters to a host of international agencies and multinational corporations. Continental Express also initiated these routes during the first quarter: New York-Madison, New York-Augusta and Houston-Augusta.

Also during the first quarter, Continental began code-share service with SNCF French rail to facilitate connections beyond Paris/CDG, and started code-share flights with Cape Air in the Puerto Rico/Caribbean region.

Continental is the most admired international U.S. airline among Fortune magazine's annual list of America's Most Admired Companies. For the fourth consecutive year, Continental ranks No. 2 as the Most Admired U.S. Airline, and rates highest for the quality of its products and services. Continental also ranks No. 2 on the list of Most Admired Global Airlines, higher than any other U.S. airline on the list of global air carriers. Continental is the only U.S. airline on Fortune's Global All-Stars list, which ranks companies globally in a wide variety of industries.

In addition, for the sixth consecutive year, the airline was named to Hispanic magazine's Corporate 100: One Hundred Companies Providing the Most Opportunities for Hispanics.

First Quarter Financial Results

Note: Due to new SEC regulations, financial measures include special charges. Accordingly, cost per available seat mile (CASM) and consolidated breakeven passenger load factor include special items such as the $41 million ($65 million pre-tax) special charge recorded in March 2003 and discussed in the first paragraph.

Continental's mainline jet CASM increased 1.6 percent (4.5 percent decrease holding fuel rate constant) in the first quarter over the same period last year. CASM holding fuel rate constant provides management and investors the ability to measure and monitor Continental's performance absent fuel price volatility.

Aggressive cost-cutting measures and new revenue-generating activities implemented in late 2002 are leading to a $400 million (pre-tax) improvement in annual operating results.

Continuing this push, in March, the company introduced additional measures designed to improve its current 2004 outlook by $500 million (pre-tax), although the company has not yet identified all of the measures to achieve that goal. Continental expects these measures to result in savings of more than $100 million in the current year.

"We are not sitting idly by and waiting for the revenue picture to improve," said Jeff Misner, Continental's senior vice president and chief financial officer. "Our goal is to align our cost structure with the revenue environment that exists today."

As part of this initiative, the company continues to reduce its workforce. Continental recently announced it is in the process of eliminating more than 1,200 positions due to reduced demand. If demand continues to soften, additional capacity and staffing reductions may be necessary.

In the first quarter, the company cut its senior executive staff by more than 25 percent. Since Sept. 11, 2001, total management and clerical positions have been reduced by 21 percent, and operations positions - including pilots, flight attendants, agents, mechanics, etc. - have been pared by 15 percent.

Other initiatives include reducing distribution expenses by implementing a plan to more than double the utilization rate of continental.com, renegotiating contracts with key suppliers and airports, reducing reservation system booking fees, eliminating paper tickets worldwide by
June 30, 2004, and closing select city ticket offices.

The company ended the first quarter with $1.18 billion in cash and short-term investments. Continental has hedged over 80 percent of its projected second quarter fuel volume with caps at an average weighted strike price of about $33 per barrel of crude oil.

Corporate Background

Continental Airlines is the fifth-largest airline in the U.S. offering more than 2,200 daily departures. With 130 domestic and 95 international destinations, Continental has the broadest global route network of any U.S. airline, including extensive service throughout the Americas, Europe and Asia. Continental has hubs serving New York, Houston, Cleveland and Guam. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing via the World Wide Web, go to continental.com/company.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2002 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the Company will be able to achieve the pre-tax contributions from the revenue-generating and cost-reducing initiatives discussed in this press release, which will depend, among other matters, on customer acceptance and competitor actions. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions of dollars, except per share data)

(Unaudited)
	Three Months Ended March 31,			% Increase/ (Decrease)
	2003		2002

Operating Revenue:
Passenger	$1,872		$1,872	0.0%
Cargo, mail and other	170		121	40.5%
	2,042		1,993	2.5%
Operating Expenses:
Wages, salaries and related costs	778		732	6.3%
Aircraft fuel	347		208	66.8%
Aircraft rentals	223		228	(2.2)%
Landing fees and other rentals	152		161	(5.6)%
Maintenance, materials and repairs	133		114	16.7%
Depreciation and amortization	116		106	9.4%
Reservations and sales	91		102	(10.8)%
Passenger services	70		77	(9.1)%
Fleet impairment and other special charges (a)	65		90	NM
Commissions	36		70	(48.6)%
Other	255		292	(12.7)%
	2,266		2,180	3.9%

Operating Loss	(224)		(187)	19.8%

Nonoperating Income (Expense):
Interest expense	(95)		(82)	15.9%
Interest capitalized	7		11	(36.4)%
Interest income	5		5	0.0%
Other, net	(3)		(1)	NM
	(86)		(67)	28.4%

Loss before Income Taxes and Minority Interest	(310)		(254)	22.0%
Income Tax Benefit	103		90	14.4%
Minority Interest	(12)		-	NM
Distributions on Preferred Securities of Trust, net of tax	(2)	(2)	(2)	0.0%
Net Loss	$ (221)		$ (166)	33.1%

Basic and Diluted Loss per Share	$ (3.38)		$ (2.61)	29.5%

Shares used for Basic and Diluted Computation	65.3		63.5	2.8%

  The Company recorded $65 million of special charges during the first quarter of 2003 primarily related to the impairment of its MD-80 fleet and spare parts associated with grounded aircraft. During the first quarter of 2002, the Company recorded $90 million of special charges for the permanent grounding of its DC10-30 fleet.

NOTE: Certain reclassifications have been made to prior year amounts to conform to current year presentation.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Three Months Ended March 31,		% Increase/
	2003	2002	(Decrease)

Mainline Jet Operations (except as noted):
Revenue passengers (thousands)	9,245	10,057	(8.1)%
Revenue passenger miles (millions)	13,274	14,032	(5.4)%
Available seat miles (millions)	19,076	18,951	0.7%
Cargo ton miles (millions)	233	208	12.0%

Passenger load factor:
Mainline jet	69.6%	74.0%	(4.4) pts.
Domestic	71.1%	72.4%	(1.3) pts.
International	67.4%	76.8%	(9.4) pts.
Consolidated (a)	68.9%	73.0%	(4.1) pts.
Consolidated breakeven passenger load factor (a)(b)	84.5%	87.4%	(2.9) pts.

Passenger revenue per available seat mile (cents)	8.45	8.77	(3.6)%
Total revenue per available seat mile (cents)	9.31	9.40	(1.0)%
Average yield per revenue passenger mile (cents)	12.14	11.84	2.5%

Cost per available seat mile (cents) including special charges	10.25	10.09	1.6%
Special charge expense per available mile (cents)	0.34	0.48	NM
Cost per available seat mile including special charges, holding fuel rate constant (cents) (c)	9.64	10.09	(4.5)%

Average price per gallon of fuel, excluding fuel taxes (cents)	98.50	60.17	63.7%
Average price per gallon of fuel, including fuel taxes (cents)	102.87	64.39	59.8%
Fuel gallons consumed (millions)	305	308	(1.0)%

Aircraft in fleet at end of period	362	364	(0.5)%
Average stage length (miles)	1,257	1,191	5.5%

Continental Express:
Revenue passenger miles (millions)	1,078	835	29.1%
Available seat miles (millions)	1,767	1,424	24.1%
Passenger load factor	61.0%	58.6%	2.4 pts.
Aircraft in fleet at end of period	200	170	17.6%

  Includes Continental Express operations

  The percentage of seats that must be occupied by revenue passengers in order for us to break even on a net income basis. Special charges of $65 million in 2003 and $90 million in 2002 included in the consolidated breakeven load factor account for 3.0 and 4.9 percentage points, respectively.

  Cost per available seat mile holding fuel rate constant is computed by dividing operating cost by available seat miles, adjusting average fuel price per gallon for the most recent period to equal the average fuel price per gallon for the corresponding period in the prior year. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.

###

03074